DANKA

For Immediate Release                           Kristin L. Wiemer
                                                   (727) 576-6003

May 20, 1999                                       Paul G. Dumond
                                               011-44171-603-1515


         DANKA ANNOUNCES SALE OF ITS OUTSOURCING BUSINESS


St. Petersburg, Florida (May 20, 1999) - Danka Business Systems PLC (Danka) announced today that it has signed a definitive agreement to sell its outsourcing division, Danka Services International
(DSI) to a newly formed company controlled by Schroder Ventures, an international private equity group.

Under the terms of the Agreement, Danka will sell a 90 percent interest in its outsourcing business, which has net assets of approximately $104 million, for $300 million. Danka will retain a minority interest of 10 percent in the business and has entered into long-term agreements with DSI to provide equipment, parts, supplies and service.

Larry K. Switzer, Danka's Chief Executive Officer, commented, "The sale of DSI in this manner meets our strategic objectives of generating cash, refocusing assets on our core business and continuing to benefit from the growth in the outsourcing business worldwide. Proceeds from the sale will allow us to reduce our bank debt by approximately $200 million and retain nearly $100 million in working capital. Our objective of maintaining our strategic position in the facilities management market has been met and the related agreements to provide parts, supplies and service are expected to generate ongoing annual revenue of approximately $50 million."

Switzer continued, "We are pleased to be entering an ongoing relationship with Schroder Ventures as a strategic partner. Our equity interest in DSI reinforces our belief in the potential of the outsourcing and document services market and the DSI management team."

For the twelve months ended March 31, 1999, DSI had revenue over $275 million and over $25 million in operating profit. DSI, which is headquartered in Rochester, New York, has over 3,000 employees and offices throughout the United States, Canada and Europe.

Danka Business Systems PLC (Nasdaq: DANKY) headquartered in London, England and St. Petersburg, Florida is one of the world's largest independent suppliers of office imaging equipment and related services, parts and supplies. Danka provides office products and services in over 30 countries around the world. For additional information about copier, printer and other office imaging products, please visit our web site at www.danka.com.

Schroder Ventures is one of the world's leading private equity groups with $3.5 billion of funds under management. Schroder Ventures has operations in the United Kingdom, France, Germany, Italy, Japan, Hong Kong, Singapore, India, Canada and the United States.

Forward-Looking Statements
Certain statements contained in the press release are forward looking, and certain information relating to the Company is based on the belief of management as well as assumptions made by, and information currently available, to management. The words "goal", "expect", "believe" and similar expressions as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements, including but not limited to: (i) the Company and Schroder's failure to close the contemplated transaction regarding the sale of DSI; (ii) a decline in the growth of the outsourcing business; (iii) loss of key customers and/or employees of DSI and (iv) failure to realize ongoing revenue in the facilities management market. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflects management's analysis only as of the date hereof.


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11201 Danka Circle North                     107 Hammersmith Road
St. Petersburg, FL  33716                London, England  W14 0QH